Exhibit 99.1

Contacts:	Ben Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
713-570-3000

FOR IMMEDIATE RELEASE

CROWN CASTLE INTERNATIONAL

REPORTS FIRST QUARTER 2006 RESULTS;

RAISES 2006 OUTLOOK

April 26, 2006 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter ended March 31, 2006.

Site rental revenue for the first quarter of 2006 increased $20.4 million, or 14.4%, to $161.9 million from $141.5 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased 20.5% to $112.2 million, up $19.1 million in the first quarter of 2006 from the same period in 2005. Adjusted EBITDA for the first quarter of 2006 increased $20.4 million, or 26.7%, to $96.9 million, up from $76.4 million for the same period in 2005.

Recurring cash flow, defined as Adjusted EBITDA less interest expense less sustaining capital expenditures, increased 84.4% to $62.7 million for the first quarter of 2006, compared to $34.0 million for the first quarter of 2005. Weighted average common shares outstanding decreased to 214.5 million for the first quarter of 2006 from 223.6 million for the same period in the prior year. Recurring cash flow per share, defined as recurring cash flow divided by weighted average common shares outstanding, improved by 93.3% to $0.29 in the first quarter of 2006 compared to $0.15 in the first quarter of 2005.

Net loss was $6.7 million for the first quarter of 2006, inclusive of $5.7 million of income from discontinued operations, compared to a net loss of $126.9 million for the same period in 2005, inclusive of $82.6 million of losses from the early retirement of debt. Net loss after deduction of dividends on preferred stock was $11.9 million in the first quarter of 2006, inclusive of $5.7 million of income from discontinued operations, compared to a loss of $136.6 million for the same period last year, inclusive of $82.6 million of losses from the early retirement of debt. First quarter 2006 net loss per share was $(0.06), compared to a net loss per share of $(0.61) in last year’s first quarter.

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“We had an excellent first quarter, exceeding the outlook that we provided for site rental revenue, site rental gross margin, Adjusted EBITDA and recurring cash flow,” stated John P. Kelly, President and Chief Executive Officer of Crown Castle. ”Our US wireless carrier customers continue to enhance their voice and data offerings by adding equipment to our US towers at a rate higher than we previously expected. We also continue to see significant tenant activity in Australia and expect 2006 Adjusted EBITDA growth in our Australia subsidiary to be approximately 30%. Our consolidated results in the first quarter continue to reflect the attractive operating leverage of our business model as all of the growth in site rental revenue was converted to Adjusted EBITDA. Further, we have increased Adjusted EBITDA over the last twelve months by 27% while at the same time reducing weighted average shares outstanding by 4%, which is driving significant recurring cash flow per share growth.”

The prior year amounts included in this release have been restated, as discussed in Crown Castle’s Annual Report on Form 10-K for the year ended December 31, 2005.

SEGMENT RESULTS

US site rental revenue for the first quarter of 2006 increased $18.8 million, or 14.4%, to $150.1 million, compared to first quarter 2005 US site rental revenue of $131.3 million. US site rental gross margin increased 19.7% to $104.8 million, up $17.2 million in the first quarter of 2006 from the same period in 2005.

Australia site rental revenue for the first quarter of 2006 increased $1.5 million, or 15.1%, to $11.8 million, up from $10.2 million for the same period in 2005. Australia site rental gross margin increased 37.0% to $7.6 million, up $2.0 million in the first quarter of 2006 from the same period in 2005.

INVESTMENTS

During the first quarter of 2006, Crown Castle invested $25.1 million in common stock purchases and capital expenditures. During the quarter, Crown Castle purchased 0.1 million shares using $3.0 million in cash at an average price of $30.30 per share. Also, during the first quarter, total capital expenditures were $22.1 million, comprised of $1.9 million of sustaining capital expenditures and $20.2 million of revenue generating capital expenditures, of which $8.0 million was spent on

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existing sites, $4.6 million on land purchases and $7.6 million on the construction of new sites. In addition, after the end of the first quarter, from April 1, 2006 to April 26, 2006, Crown Castle purchased 1.6 million shares using $47.7 million in cash at an average price of $29.47 per share. Since January 1, 2005, Crown Castle has invested $783.9 million in purchases of its securities to reduce fully diluted common shares by 36 million shares.

“We continue to invest in activities that we believe will maximize long-term recurring cash flow per share,” stated Ben Moreland, Chief Financial Officer of Crown Castle. “In the last three months, we invested approximately $50.8 million, representing 81% of first quarter 2006 recurring cash flow, by purchasing 1.7 million shares of our common stock. Given the Adjusted EBITDA growth over the last several quarters, our debt to annualized first quarter Adjusted EBITDA ratio has declined to 5.9 times since we completed our $1.9 billion Tower Revenue Notes offering. We have started to work on alternatives to raise additional debt that we believe will move us back to the top end of our leverage target of five to seven times annualized Adjusted EBITDA. Based on the outlook provided in this press release, the combination of recurring cash flow and the additional debt resulting from levering the growth in Adjusted EBITDA is expected to create approximately $600 million of capital to invest during the balance of 2006 that we expect will be invested in a blend of tower improvements and builds, tower acquisitions and stock purchases. As reflected in the outlook provided, we believe we will be able to translate the anticipated revenue growth into recurring cash flow per share growth of nearly 35% for full year 2006 compared to 2005, based on the current share count.”

OUTLOOK

The following outlook tables are based on current expectations and assumptions and assume a US dollar to Australian dollar exchange rate of 0.735 US dollars to 1.00 Australian dollars. This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle’s filings with the Securities and Exchange Commission.

As reflected in the following tables, Crown Castle has increased the midpoint of its 2006 Outlook, previously issued on February 28, 2006, for site rental revenue by $5 million, site rental gross margin by $5 million, Adjusted EBITDA by $10 million and recurring cash flow by $10 million. The second quarter 2006 outlook contains an expected increase in US site rental cost of

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operations by approximately $2 million as compared to the first quarter of 2006, due primarily to seasonal repair and maintenance expense and an increase in Australia site rental revenue from a payment of approximately $2 million related to an agreement with one of its customers.

The following tables set forth Crown Castle’s current outlook:

(in millions, except per share amounts)	Second Quarter 2006	Full Year 2006
Site rental revenue	$167 to $169	$665 to $675
Site rental cost of operations	$52 to $54	$208 to $212
Site rental gross margin	$114 to $116	$455 to $465
Adjusted EBITDA	$98 to $100	$388 to $398
Interest expense	$32 to $33	$126 to $129
Sustaining capital expenditures	$4 to $6	$11 to $15
Recurring cash flow	$61 to 63	$244 to $254

Net loss after deduction of dividends on preferred stock	$(23) to $(10)	$(88) to $(41)
Net loss per share*	$(0.11) to $(0.05)	$(0.41) to $(0.19)

*	Based on 214.8 million shares outstanding at March 31, 2006

CONFERENCE CALL DETAILS

Crown Castle has scheduled a conference call for Thursday, April 27, 2006, at 10:30 a.m. eastern time to discuss the first quarter of 2006 results and Crown Castle’s Outlook. Please dial 303-262-2051 and ask for the Crown Castle call at least 10 minutes prior to the start time. A telephonic replay of the conference call will be available from 12:30 p.m. eastern time on Thursday, April 27, 2006 through 11:59 p.m. eastern time on Thursday, May 4, 2006 and may be accessed by dialing 303-590-3000 using passcode 11058671#. An audio archive will also be available on Crown Castle’s website at http://www.crowncastle.com. shortly after the call and will be accessible for approximately 90 days.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers and rooftops. Crown Castle offers significant wireless communications coverage to 76 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 11,000 and 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

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Summary of Non-Cash Amounts In Tower Gross Margin

In accordance with applicable accounting standards, Crown Castle recognizes site rental revenues and ground lease expenses monthly on a straight-line basis, regardless of whether the receipts and payments are in equal monthly amounts. An agreement, related to an acquisition in Australia, provides the seller with a rent-free period at the beginning of the lease term, and other agreements call for rent to be prepaid for a specified period. If, and to the extent the payment terms call for fixed escalations (as in fixed dollar or fixed percentage increases), the effect of such increases is recognized on a straight-line basis over the appropriate lease term. As a result of this accounting method, a portion of the revenue and expense recognized in a given period represents cash collected or paid in other periods.

A summary of the non-cash portions of our site rental revenue, ground lease expense and resulting impact on site rental gross margins is as follows:

(in thousands)	For the Three Months Ended March 31, 2006
Non-cash portion of site rental revenue:
Amounts attributable to rent-free periods	$1,605
Amounts attributable to straight-line recognition of fixed escalations	$3,733

Non-cash portion of ground lease expense:
Amounts attributable to straight-line recognition of fixed escalations	$(4,282)

Non-cash stock-based compensation charges	$(16)

Non-cash impact on site rental gross margin:	$1,040

Non-GAAP Financial Measures

This press release includes presentations of Adjusted EBITDA and recurring cash flow, which are non-GAAP financial measures.

Crown Castle defines Adjusted EBITDA as net income (loss) plus cumulative effect of change in accounting principle, income (loss) from discontinued operations, minority interests, credit (provision) for income taxes, interest expense, amortization of deferred financing costs, interest and other income (expense), depreciation, amortization and accretion, operating stock-based compensation charges, asset write-down charges and restructuring charges (credits). Adjusted EBITDA is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with Generally Accepted Accounting Principles (GAAP)).

Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures. Each of the amounts included in the calculation of recurring cash flow are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not defined under GAAP. Sustaining capital expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity or term of an asset. Recurring cash flow is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with GAAP).

Adjusted EBITDA and recurring cash flow are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations. Our measures of Adjusted EBITDA and recurring cash flow may not be comparable to similarly titled measures of other companies. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA, recurring cash flow and recurring cash flow per share for the quarters ended March 31, 2006 and March 31, 2005 are computed as follows:

	For the Three Months Ended
(in thousands, except per share amounts)	March 31, 2006	March 31, 2005
Net income (loss)	$(6,722)	$(126,947)
Income (loss) from discontinued operations, net of tax	(5,657)	1,499
Minority interests	(911)	(1,204)
Credit (provision) for income taxes	616	144
Interest expense and amortization of deferred financing costs	32,260	39,269
Interest and other income (expense)	1,336	83,017
Depreciation, amortization and accretion	72,091	70,187
Operating stock-based compensation charges	3,514	1,547
Asset write-down charges	335	436
Restructuring charges (credits)	—	8,477

Adjusted EBITDA	$96,862	$76,425

Less: Interest expense and amortization of deferred financing costs	32,260	39,269
Less: Sustaining capital expenditures	1,917	3,178

Recurring cash flow	$62,685	$33,978

Weighted average common shares outstanding	214,473	223,601

Recurring cash flow per share	$0.29	$0.15

Adjusted EBITDA and recurring cash flow for the quarter ending June 30, 2006 and the year ending

December 31, 2006 are forecasted as follows:

(in millions)	Q2 2006 Outlook	Full Year 2006 Outlook
Net income (loss)	$(18) to (5)	$(69) to (22)
Income (loss) from discontinued operations, net of tax	—	(5) to (6)
Minority interests	0 to (1)	(1) to (4)
Credit (provision) for income taxes	0 to 1	2 to 4
Interest expense and amortization of deferred financing costs	32 to 33	126 to 129
Interest and other income (expense)	1 to 3	5 to 7
Depreciation, amortization and accretion	70 to 72	280 to 300
Operating stock-based compensation charges	3 to 5	13 to 17
Asset write-down charges	0 to 2	4 to 6
Restructuring charges (credits)	—	—

Adjusted EBITDA	$98 to 100	$388 to 398

Less: Interest expense and amortization of deferred financing costs	32 to 33	126 to 129
Less: Sustaining capital expenditures	4 to 6	11 to 15

Recurring cash flow	$61 to 63	$244 to 254

Other Calculations:

Sustaining capital expenditures for the quarters ended March 31, 2006 and March 31, 2005 is computed as follows:

	For the Three Months Ended
(in thousands)	March 31, 2006	March 31, 2005
Capital expenditures	$22,066	$9,599
Less: Revenue enhancing on existing sites	7,950	3,544
Less: Land purchases	4,576	321
Less: New site construction	7,623	2,556

Sustaining capital expenditures	$1,917	$3,178

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Site rental gross margin for the quarter ending June 30, 2006 and for the year ending December 31, 2006 is forecasted as follows:

(in millions)	Q2 2006 Outlook	Full Year 2006 Outlook
Site rental revenue	$167 to 169	$665 to 675
Less: Site rental cost of operations	52 to 54	208 to 212

Site rental gross margin	$114 to 116	$455 to 465

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) the rate of network development of our customers, (ii) growth in our business, demand for our towers and leasing rates and activity, (iii) our capital investments, including the availability and type of investments and the impact of and return on our investments, (iv) anticipated debt offerings and the impact of such offerings (v) currency exchange rates, (vi) site rental revenue, (vii) site rental cost of operations, (viii) site rental gross margin, (ix) Adjusted EBITDA, (x) interest expense, (xi) sustaining capital expenditures, (xii) recurring cash flow (including recurring cash flow per share) and (xiv) net loss (including net loss per share). Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.

•	The loss or consolidation of, network sharing among, or financial instability of any of our limited number of customers may materially decrease revenues.

•	An economic or wireless telecommunications industry slowdown may materially and adversely affect our business and the business of our customers.

•	Our substantial level of indebtedness may adversely affect our ability to react to changes in our business and limit our ability to use debt to fund future capital needs.

•	We operate in a competitive industry, and some of our competitors have significantly more resources or less debt than we do.

•	Technology changes may significantly reduce the demand for tower leases and negatively impact the growth in our revenues.

•	3G and other technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	We generally lease or sublease the land under our towers and may not be able to extend these leases.

•	We may need additional financing, which may not be available, for strategic growth opportunities.

•	Restrictive covenants on our debt instruments may limit our ability to take actions that may be in our best interests.

•	Modeo’s business has certain risk factors different from our core tower business, including an unproven business model, and may fail to operate successfully and produce results that are less than anticipated.

•	FiberTower’s business has certain risk factors different from our core tower business, including an unproven business model, and may produce results that are less than anticipated, resulting in a write off of all or part of our investment in FiberTower.

•	Laws and regulations, which may change at any time and with which we may fail to comply, regulate our business.

•	We are heavily dependent on our senior management.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	We may suffer from future claims if radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects.

•	Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	Disputes with customers and suppliers may adversely affect results.

•	We may suffer losses due to exposure to changes in foreign currency exchange rates relating to our operations in Australia.

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Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER FINANCIAL DATA (in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
		(As restated)
Net revenues:
Site rental	$161,897	$141,468
Network services and other	20,768	16,179

Total net revenues	182,665	157,647

Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	49,690	48,323
Network services and other	13,786	11,468
General and administrative	24,163	22,489
Corporate development	1,678	489
Restructuring charges	—	8,477
Asset write-down charges	335	436
Depreciation, amortization and accretion	72,091	70,187

Operating income (loss)	20,922	(4,222)
Interest and other income (expense)	(1,336)	(83,017)
Interest expense and amortization of deferred financing costs	(32,260)	(39,269)

Loss from continuing operations before income taxes and minority interests	(12,674)	(126,508)
Provision for income taxes	(616)	(144)
Minority interests	911	1,204

Loss from continuing operations	(12,379)	(125,448)
Discontinued operations:
Income (loss) from discontinued operations, net of tax	—	(1,499)
Net gain (loss) on disposal of discontinued operations, net of tax	5,657	—

Income (loss) from discontinued operations, net of tax	5,657	(1,499)

Net loss	(6,722)	(126,947)
Dividends on preferred stock	(5,201)	(9,653)

Net loss after deduction of dividends on preferred stock	$(11,923)	$(136,600)

Per common share – basic and diluted:
Loss from continuing operations	$(0.08)	$(0.60)
Income (loss) from discontinued operations	0.02	(0.01)

Net loss	$(0.06)	$(0.61)

Weighted average common shares outstanding – basic and diluted	214,473	223,601

Adjusted EBITDA	$96,862	$76,425

Stock-based compensation charges:
Site rental cost of operations	16	47
Network services and other costs of operations	20	24
General and administrative	3,290	1,476
Corporate development	188	—

Total operating stock-based compensation	3,514	1,547
Restructuring charges	—	6,424

Total stock-based compensation charges	$3,514	$7,971

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (in thousands)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$97,431	$65,408
Receivables, net of allowance for doubtful accounts	17,077	16,830
Deferred site rental receivable	9,291	9,307
Prepaid expenses and other current assets	42,790	37,811
Restricted cash	93,590	91,939

Total current assets	260,179	221,295
Restricted cash	4,484	3,814
Property and equipment, net of accumulated depreciation	3,241,708	3,294,333
Goodwill	340,412	340,412
Deferred site rental receivable	90,646	87,392
Deferred financing costs and other assets, net of accumulated amortization	193,327	184,071

	$4,130,756	$4,131,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,953	$12,230
Accrued interest	7,464	8,281
Deferred rental revenues and other accrued liabilities	132,959	148,703
Credit facility	295,000	295,000

Total current liabilities	448,376	464,214
Long-term debt, less current maturities	1,975,586	1,975,686
Deferred ground lease payable	122,746	118,747
Other liabilities	55,609	55,559

Total liabilities	2,602,317	2,614,206

Minority interests	25,267	26,792
Redeemable preferred stock	312,175	311,943
Stockholders’ equity	1,190,997	1,178,376

	$4,130,756	$4,131,317

Note:	In accordance with the Indenture Agreement governing the Notes, all rental cash receipts for the month are restricted and held by the trustee. Amounts in excess of reserve balances as calculated by the trustee are returned to the Company on the 15th of the subsequent month.

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (in thousands)

	Three Months Ended March 31,
	2006	2005
		(As restated)
Cash flows from operating activities:
Net loss	$(6,722)	$(126,947)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	72,091	70,187
Losses on purchases of long-term debt	—	82,587
Amortization of deferred financing costs and discounts on long-term debt	2,064	1,494
Non-cash compensation charges	2,234	7,971
Asset write-down charges	335	436
Minority interests	(911)	(1,204)
Equity in losses and write-downs of unconsolidated affiliates	2,609	2,791
(Income) loss from discontinued operations	(5,657)	1,499
Amortization of interest rate swap payment	286	—
Changes in assets and liabilities:
Increase (decrease) in accrued interest	(817)	(11,936)
Increase (decrease) in accounts payable	766	(5,398)
Increase (decrease) in deferred rental revenues, deferred site rental receivable and other liabilities	(10,604)	(7,628)
Increase (decrease) in receivables	(365)	15,427
Increase (decrease)in inventories, prepaid expenses and other assets	(5,044)	(2,238)

Net cash provided by (used for) operating activities	50,265	27,041

Cash flows from investing activities:
Proceeds from investments and disposition of property and equipment	611	4
Capital expenditures	(22,066)	(9,599)
Investments in unconsolidated affiliates and other	(1,000)	(45)

Net cash provided by (used for) investing activities	(22,455)	(9,640)

Cash flows from financing activities:
Proceeds from issuance of capital stock	9,340	3,319
Purchases and redemption of long-term debt	—	(173,695)
Payments under revolving credit agreements	—	(21,987)
Purchases of capital stock	(3,030)	(4,074)
Incurrence of financing costs	(156)	(3,550)
Net (increase) decrease in restricted cash	(2,321)	—
Dividends on preferred stock	(4,969)	—

Net cash used for financing activities	(1,136)	(199,987)

Effect of exchange rate changes on cash	(308)	(262)
Discontinued operations	5,657	(782)

Net increase (decrease) in cash and cash equivalents	32,023	(183,630)
Cash and cash equivalents at beginning of period	65,408	566,707

Cash and cash equivalents at end of period	$97,431	$383,077

Supplemental disclosure of cash flow information:
Interest paid	$29,847	$49,295
Income taxes paid	109	7,144

CROWN CASTLE INTERNATIONAL CORP.

Summary Fact Sheet

($ in thousands)

	Quarter Ended 6/30/05				Quarter Ended 9/30/05				Quarter Ended 12/31/05				Quarter Ended 3/31/06
	CCUSA	CCAL	EmB (a)	CCIC	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC
Revenues
Site Rental	134,104	13,305	—	147,409	140,358	12,444	—	152,802	143,933	11,513	—	155,446	150,138	11,759	—	161,897
Services	19,082	1,736	—	20,818	17,519	1,938	—	19,457	21,798	1,382	—	23,180	18,982	1,786	—	20,768

Total Revenues	153,186	15,041	—	168,227	157,877	14,382	—	172,259	165,731	12,895	—	178,626	169,120	13,545	—	182,665

Operating Expenses
Site Rental	43,904	4,441	57	48,402	46,272	4,314	85	50,671	45,461	4,299	199	49,959	45,307	4,122	261	49,690
Services	13,479	924	—	14,403	12,579	754	—	13,333	14,693	733		15,426	12,717	1,069	—	13,786

Total Operating Expenses	57,383	5,365	57	62,805	58,851	5,068	85	64,004	60,154	5,032	199	65,385	58,024	5,191	261	63,476

General & Administrative	20,736	3,256	—	23,992	31,142	2,835	—	33,977	22,042	2,861	—	24,903	20,200	3,963	—	24,163

Operating Cash Flow	75,067	6,420	(57)	81,430	67,884	6,479	(85)	74,278	83,535	5,002	(199)	88,338	90,896	4,391	(261)	95,026

Corporate Development	—	—	795	795	—	—	1,172	1,172	194		1,648	1,842	358	—	1,320	1,678

Add: Non-Cash Compensation	1,695	107	61	1,863	12,200	109	281	12,590	3,775	114	58	3,947	2,234	1,155	125	3,514

Adjusted EBITDA	76,762	6,527	(791)	82,498	80,084	6,588	(976)	85,696	87,116	5,116	(1,789)	90,443	92,772	5,546	(1,456)	96,862

	Quarter Ended 6/30/05				Quarter Ended 9/30/05				Quarter Ended 12/31/05				Quarter Ended 3/31/06
	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC
Gross Margins:
Site Rental	67%	67%	N/M	67%	67%	66%	N/M	67%	68%	63%	N/M	68%	70%	65%	N/M	69%
Services	29%	47%	N/M	31%	31%	61%	N/M	31%	33%	47%	N/M	33%	33%	40%	N/M	34%

Operating Cash Flow Margins	49%	43%	N/M	48%	45%	45%	N/M	44%	50%	39%	N/M	49%	54%	32%	N/M	52%

Adjusted EBITDA Margin	50%	43%	N/M	49%	52%	46%	N/M	50%	53%	40%	N/M	51%	55%	41%	N/M	53%

(a)	EmB = Emerging Businesses

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:

($ in thousands)
	Quarter Ended
	6/30/2005	9/30/2005	12/31/2005	3/31/2006
Net income (loss)	(225,751)	(25,536)	(23,303)	$(6,722)
Income (loss) from discontinued operations, net of tax	(2,347)	—	—	(5,657)
Minority interests	(727)	(834)	(760)	(911)
Credit (provision) for income taxes	147	117	2,818	616
Interest expense, amortization of deferred financing costs	35,393	28,600	30,544	32,260
Interest and other income (expense)	202,635	(617)	(2,592)	1,336
Depreciation, amortization and accretion	70,730	70,215	69,986	72,091
Operating stock based compensation charges	1,863	12,590	3,947	3,514
Asset write-down charges	555	1,161	773	335
Cumulative effect of change in accounting principle	—	—	9,031	—
Restructuring charges (credits)	—	—	—	—
Adjusted EBITDA	$82,498	$85,696	$90,443	$96,862

CCI FACT SHEET Q1 2006

$ in thousands
	Q1 ‘05	Q1 ‘06		% Change
US
Site Rental Revenue	$131,250	$150,138		14%
Ending Sites	10,606	11,073		4%

Australia
Site Rental Revenue	$10,218	$11,759		15%
Ending Sites	1,388	1,385		0%

Emerging Businesses
Site Rental Revenue	—	—		N/A
Ending Sites	—	—		N/A

Consolidated
Site Rental Revenue	$141,468	$161,897		14%
Ending Sites	11,994	12,458		4%

Ending Cash and Investments	$383,077	$97,431	*

Debt
Bank Debt	$158,013	$295,000
Bonds	$1,576,897	$1,975,586
6 1/4% & 8 1/4% Convertible Preferred Stock	$508,374	$312,175

Total Debt	$2,243,284	$2,582,761

Leverage Ratios
Net Bank Debt + Bonds / EBITDA	4.4X	5.6X
Total Net Debt / EBITDA	6.1X	6.4X
Last Quarter Annnualized Adjusted EBITDA	$305,700	$387,448

*	Excludes Restricted Cash of $98.1 million